Exhibit 99.04
[LEXAR LETTERHEAD]
January 17, 2006
Eric Whitaker
[Address]
Dear Eric:
This letter modifies the “Retention Agreement” between you and Lexar Media dated October 22, 2001 (the “Agreement”). In exchange for your agreement to remain an employee of Lexar Media, Inc. (“Lexar”), we have agreed to the following modification of Section One (of the Agreement as indicated below:
Original language to be deleted and replaced:
1. PAYMENTS AND BENEFITS AFTER INVOLUNTARY TERMINATION OR CONSTRUCTIVE TERMINATION EVENT IN THE ABSENCE OF A CORPORATE TRANSACTION
Except during a Post Transaction Period as provided in Section 2 below, following involuntary termination by Lexar Media other than for Cause (as defined below) or a voluntary resignation by you following a Constructive Termination Event (as defined below) by LEXAR MEDIA you will receive:
New language to be inserted:
1. PAYMENTS AND BENEFITS AFTER INVOLUNTARY TERMINATION OR CONSTRUCTIVE TERMINATION EVENT IN THE ABSENCE OF A CORPORATE TRANSACTION OR VOLUNTARY RESIGNATION AFTER JUNE 1, 2006
Following (i) involuntary termination by LEXAR MEDIA other than for Cause (as defined below) (except during a Post Transaction Period as provided in Section 2 below), or (ii) a voluntary resignation by you following a Constructive Termination Event (as defined below) by LEXAR MEDIA (except during a Post Transaction Period as provided in Section 2 below), or (iii) a voluntary resignation by you after June 1, 2006 (in the absence of a Constructive Termination Event during a Post Transaction Period which is provided for in Section 2 below) in conjunction with your agreement to provide Lexar at least one hundred (100) hours of consulting over the following six (6) months after your resignation (each of (i) through (iii) referred to as a “termination” below), you will receive:
The capitalized terms herein have the respective meanings given to them in the Agreement. Except as expressly modified by this amendment, all other terms and conditions of the Agreement shall remain in full force and effect.

Please indicate your agreement to this change by signing below.
Sincerely,
/s/ Eric Stang
Eric Stang
Chairman, President, and CEO
I accept this modification of the terms of the Agreement.

/s/ Eric Whitaker

Eric Whitaker	Date January 17, 2006